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Exhibit 12

Simon Property Group, L.P. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	For the year ended December 31,
	2004		2003		2002		2001		2000
Earnings:
Pre-tax income from continuing operations	$456,592		$454,674		$539,439		$281,196		$352,709
Add:
Pre-tax income from 50% or greater than 50% owned unconsolidated entities	46,124		60,614		46,633		62,611		51,799
Minority interest in income of majority owned subsidiaries	9,687		7,277		10,498		10,715		10,725
Distributed income from less than 50% owned unconsolidated entities	45,909		42,939		37,811		51,740		45,948
Amortization of capitalized interest	2,525		1,845		1,872		1,702		1,323
Fixed Charges	757,040		691,884		682,899		699,751		735,662
Less:
Income from unconsolidated entities	(81,113)		(101,093)		(77,389)		(67,291)		(57,328)
Interest capitalization	(15,546)		(10,916)		(5,507)		(10,325)		(18,513)

Earnings	$1,221,218		$1,147,224		$1,236,256		$1,030,099		$1,122,325

Fixed Charges:
Portion of rents representative of the interest factor	7,182		5,602		4,350		4,932		4,951
Interest on indebtedness (including amortization of debt expense)	734,312		675,366		673,042		684,494		712,198
Interest capitalized	15,546		10,916		5,507		10,325		18,513

Fixed Charges	$757,040		$691,884		$682,899		$699,751		$735,662

Ratio of Earnings to Fixed Charges	1.61	x	1.66	x	1.81	x	1.47	x	1.53	x

            For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income (loss) from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issue costs.

            The computation of ratio of earnings to fixed charges has been restated to comply with FASB Statement No. 144 which requires the operating results the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous years' operating results of the properties sold to discontinued operations.

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Simon Property Group, L.P. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges (in thousands)